Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 20, 2004 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ:CHRW), today reported financial results for the three months ended March 31, 2004.

For the first quarter, gross profits increased 12.4 percent to $149.6 million in 2004 from $133.1 million in 2003. Income from operations increased 13.7 percent to $47.2 million in the first quarter of 2004 from $41.5 million in the first quarter of 2003. Net income increased 15.6 percent to $29.1 million in the first quarter of 2004 from $25.1 million in the first quarter of 2003. Diluted net income per share increased 17.2 percent to $0.34 per share in the first quarter of 2004 from $0.29 per share in the first quarter of 2003.

“We’re happy with our results and feel the first quarter was a solid start for 2004,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “Our transaction volumes were up significantly. We gained a lot of new spot market, transactional business in the quarter, particularly in March. This was driven by a tighter truck capacity market, which made finding carriers tougher and did impact our margins on our contractual business. We continue to sign up new carriers and we believe that if the rate environment stays strong, new carriers will come into the marketplace. We’re pleased that despite this challenging environment, our motivated people and flexible business model enabled us to adapt and capitalize on new opportunities. We remain focused on our long-term growth strategy and feel we’re in a solid position to help our customers deal with volatility in the freight marketplace.”

For the first quarter, total Transportation gross profits increased 13.9 percent to $129.8 million in 2004 from $114.0 million in 2003. The increase in our truck transportation gross profits of 12.3 percent was driven by volume growth in both truckload and less-than-truckload transactions. Profit per transaction decreased. As we have experienced in the past, a tight truck capacity market helped us gain additional spot market business, while increasing our cost of hire and decreasing our gross profit margins in our contractual business.

Our intermodal gross profits growth of 37.4 percent in the first quarter of 2004 was the result of increased volumes. Volume growth was driven by the addition of new customers, expansion of business with existing customers, and mode conversion from truck to intermodal, in response to tightness in the truck capacity market. Near term intermodal growth may be more volatile due to temporary rail congestion issues.

Our international ocean gross profits decreased 5.9 percent this quarter compared to the first quarter of 2003. In the first quarter of 2003 we experienced a significant amount of growth, due in part to our customers pre-shipping in advance of an ocean carrier general rate increase that took place in the second quarter of 2003.

(more)

C. H. Robinson Worldwide, Inc.

April 20, 2004

Our air gross profits, which are primarily international, increased 126.3 percent this quarter compared to the first quarter of 2003. The significant growth in our air gross profits was primarily due to increased volumes with several large international customers, and because our Hong Kong office managed more air freight business through our own network, rather than through agents.

Miscellaneous transportation gross profits consist of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 27.0 percent in the first quarter was driven by an increase in transportation management fees, offset by a decrease in our customs brokerage fees.

For the first quarter, Sourcing gross profits were $11.8 million in 2004 and in 2003. We continue to see the long-term trend of growth in our integrated relationships with large retailers and foodservice providers, offset by a decline in our transactional business.

For the first quarter, Information Services gross profits increased 8.7 percent to $7.9 million in 2004 from $7.3 million in 2003, primarily due to transaction growth.

For the quarter, personnel expense as a percentage of gross profits decreased to 51.9 percent in 2004 from 52.0 percent in 2003. This includes the expenses of adopting the fair value recognition method of accounting as provided in Financial Accounting Standards Board SFAS No. 123.

For the quarter, selling, general, and administrative expenses increased 10.8 percent to $24.8 million in 2004 from $22.4 million in 2003. Operating expenses as a percentage of gross profits decreased slightly for the first quarter of 2004 compared to 2003.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 16,000 customers through a network of 160 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America through contracts with more than 25,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of

(more)

C. H. Robinson Worldwide, Inc.

April 20, 2004

transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; the impact of new Hours of Service regulations adopted by the United States Department of Transportation Federal Motor Carrier Safety Administration; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2004.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2004 Earnings Conference Call

Wednesday, April 21, 2004; 10:00 a.m. Eastern time

Live webcast available through Investor Relations at www.chrobinson.com

Telephone access: U.S. Participants: 888-792-9510; International Participants: 484-630-2264

Passcode: CHRW

Webcast replay available through May 5, 2004: Investor Relations at www.chrobinson.com

Telephone audio replay available through April 23, 2004: 800-876-0726

(more)

C. H. Robinson Worldwide, Inc.

April 20, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2004	2003 (1)
Gross revenues:
Transportation	$772,449	$641,544
Sourcing	166,243	167,914
Information Services	7,918	7,286

Total gross revenues	946,610	816,744

Gross profits:
Transportation
Truck	112,956	100,543
Intermodal	7,463	5,433
Ocean	4,333	4,605
Air	1,745	771
Miscellaneous	3,343	2,632

Total transportation	129,840	113,984
Sourcing	11,826	11,821
Information Services	7,918	7,286

Total gross profits	149,584	133,091

Operating costs and expenses:
Personnel expenses	77,574	69,192
Selling, general and administrative expenses	24,839	22,412

Total operating costs and expenses	102,413	91,604

Income from operations	47,171	41,487

Investment and other income:
Interest income and other	587	410
Nonqualified deferred compensation investment gain (loss)	70	(66)

Investment and other income	657	344

Income before provision for income Taxes	47,828	41,831
Provision for income taxes	18,756	16,691

Net income	$29,072	$25,140

Net income per share (basic)	$0.34	$0.30
Net income per share (diluted)	$0.34	$0.29
Weighted average shares outstanding (basic)	84,621	84,332
Weighted average shares outstanding (diluted)	86,414	85,623

(1)	The three months ended March 31, 2003 results have been restated for retroactive adoption of the fair value recognition provisions of SFAS 123, Accounting for Stock Based Compensation.

(more)

C. H. Robinson Worldwide, Inc.

April 20, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	March 31, 2004	December 31, 2003 (1)
Assets
Current assets:
Cash and cash equivalents	$183,628	$198,513
Available-for-sale securities	45,857	45,736
Receivables	470,923	457,455
Other current assets	18,865	15,625

Total current assets	719,273	717,329

Net property and equipment	35,341	25,625
Intangible and other assets	172,621	165,195

	$927,235	$908,149

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$317,557	$311,927
Accrued compensation	20,443	46,582
Other accrued expenses	36,417	21,553

Total current liabilities	374,417	380,062

Long term liabilities:
Deferred tax liability	6,063	4,914
Nonqualified deferred compensation obligation	2,762	2,603

Total long term liabilities	8,825	7,517

Total liabilities	383,242	387,579

Total stockholders’ investment	543,993	520,570

	$927,235	$908,149

(1)	December 31, 2003 balance sheet has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.

(more)

C. H. Robinson Worldwide, Inc.

April 20, 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands, except operational data)

	Three months ended March 31,
	2004	2003 (1)
Operating activities:
Net income	$29,072	$25,140
Depreciation and amortization	2,634	2,780
Other non-cash expenses	8,096	5,382
Net changes in operating elements	(25,804)	(21,494)

Net cash provided by operating activities	13,998	11,808
Investing activities:
Net property additions	(11,625)	(1,305)
Cash paid for acquisition	(7,302)	—
Net purchases of investments	(118)	(153)
Other assets, net	24	(481)

Net cash used for investing activities	(19,021)	(1,939)
Financing activities:
Net repurchases of common stock	1,110	722
Cash dividends	(10,247)	(6,754)

Net cash used for financing activities	(9,137)	(6,032)
Effect of exchange rates on cash	(725)	330

Net increase (decrease) in cash and cash equivalents	(14,885)	4,167
Cash and cash equivalents, beginning of period	198,513	132,999

Cash and cash equivalents, end of period	$183,628	$137,166

(1)	March 31, 2003 cash flow statement has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.

	As of March 31,
	2004	2003
Operational Data:
Employees	4,231	3,873
Branches	160	150

###